Exhibit 99.(h)(3)

September 11, 2006

Boston Financial Data Services, Inc.

Two Heritage Drive

Quincy, Massachusetts  02171

Dear Sir/Madam:

This is to advise you that Harris Associates Investment Trust (the “Trust”) has established a new series of shares to be known as “The Oakmark Global Select Fund.” In accordance with Paragraph 16 of the Transfer Agency and Service Agreement dated October 1, 2005, between the Trust and Boston Financial Data Services, Inc., the Trust hereby requests that the new series be added to Appendix A of the Transfer Agency and Service Agreement and that Boston Financial Data Services, Inc. act as Transfer Agent for the new series under the terms of this Agreement.

Please indicate your acceptance of the foregoing by executing three copies of this Letter Agreement, returning two to the Trust and retaining one copy for your records.

HARRIS ASSOCIATES INVESTMENT TRUST

		By:	/s/ John R. Raitt
Name: John R. Raitt
Title: President

Agreed to this 12th day of September, 2006

BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ Charles P. Ragusa
Name: Charles P. Ragusa
Title: Vice President